STEPP LAW GROUP

A PROFESSIONAL CORPORATION

32 EXECUTIVE PARK, SUITE 105

IRVINE, CALIFORNIA 92614-6742

TELEPHONE:  949.660.9700

FACSIMILE:   949.660.9010

October 31, 2005

Golden Patriot, Corp.

3000 Marcus Avenue

Suite 3W4

New Hyde Park, New York 11042

Attention:

Bradley Rudman

Re:  Registration Statement on Form S-8

Dear Mr. Rudman,

As special counsel to Golden Patriot, Corp., a Nevada corporation (the "Company"), we have been requested to provide our opinion regarding the issuance by the Company to Clive Ashworth of 2,000,000 shares of the Company’s common stock (the “Shares”). We have been informed and, therefore, assume that the Shares will be registered for issuance by the provisions of that certain Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), (the "Registration Statement").  We have been informed and, therefore, believe that the Shares will be issued by the Company pursuant to the provisions of the Company’s 2005 B Non-Qualified Stock Option Plan (the “Plan”).  Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.

The provisions of this letter shall be governed by and shall be interpreted in accordance with the Legal Opinion Accord of the American Bar Association Section of Business Law (1991).  The law contemplated by the provisions of this letter is limited to the federal securities laws of the United States of America.

For purposes of furnishing the opinion specified in this letter, we have made such inquiries we have has determined to be necessary and appropriate.  For those purposes, that we have assumed, without investigation, (i) the truthfulness and veracity of the information provided to us by representatives of the Company; (ii) the genuineness of all signatures to all documents; (iii) the legal capacities of all persons who executed those

Golden Patriot Corp.

Bradley Rudman

October 31, 2005

documents; (iv) the appropriate authorization and valid execution by all parties to those documents; (v) that those documents are free from any form of fraud, misrepresentation, duress, and criminal activity; (vi) the conformity of the originals of those documents to those copies thereof which were submitted to us; and (vii) the appropriate delivery and acceptance of those documents by all parties thereto. As to any material facts relating to the opinion specified in this letter which we did not verify independently, we confirm that we have relied upon information provided by representatives of the Company. Solely for purpose of the opinion specified in this letter, you should assume that our investigation has been, and will continue to be, limited exclusively to that information.

The opinion specified in this letter is effective as of the date of this letter and is subject to change and qualification by reason of change of law, facts (including the facts upon which the assumptions specified in this letter are based), circumstances, lapse of time, and other matters.  In the event of any inaccuracy or inconsistency regarding (i) the assumptions specified in this letter or (ii) any of the information furnished to this law firm, and which were relied upon by this law firm in rendering the opinion specified in this letter, the opinion specified in this letter may change or, alternatively, may be withdrawn by us.

Based upon the foregoing, and relying solely thereon, and assuming that the Shares will be issued on the terms and subject to the conditions of the Registration Statement and the Plan, it is our opinion that the Shares, when issued, subject to the effectiveness of the Registration Statement and compliance with applicable laws of each state and other jurisdiction in which the Shares will be offered and sold, will be duly authorized, validly issued, and non-assessable.  We express no opinion as to non-compliance with the laws of any particular jurisdiction in which the Shares may be sold and as to the effect, if any, which non-compliance with such laws might have regarding the transactions contemplated by this letter.

We expressly disclaim any obligation to inform you of any facts, circumstances, events, or developments which hereafter may be brought to our attention and which may alter, affect, or modify the opinion specified in this letter. We confirm that we render no opinion with respect to the truth and accuracy or the completeness of the Registration Statement, or any portion thereof.  The opinion specified in this letter is expressly limited to the matters specified in this letter, and we make no opinion, express or implied, as to any other matters relating to the Company or its securities.

Golden Patriot Corp.

Bradley Rudman

October 31, 2005

We consent to the use of this letter as an exhibit to the Registration Statement. In furnishing that consent, we do not hereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission pursuant thereto.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each particular jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact us. Thank you.

Sincerely,

STEPP LAW GROUP

a professional corporation

/s/ Thomas E. Stepp, Jr.

Thomas E. Stepp, Jr.

TES/khj